UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934 (Amendment No.   )

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☐	Definitive Information Statement

VIGGLE INC.
(Name of Registrant as Specified in Its Charter)

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VIGGLE INC.
902 Broadway, 11th Floor
New York, New York

NOTICE OF WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

Notice is hereby given to you that the board of directors of Viggle Inc. (the “Company”) has approved and the holders of a majority of the outstanding shares of the Company’s common stock and preferred stock have approved the following corporate action by written consent in lieu of a special meeting of the Company’s stockholders:  approval and adoption of an amendment to the Company’s 2011 Executive Incentive Plan increasing the number of shares of common stock reserved and available for issuance thereunder from 3,750,000 to 6,250,000 shares.

Because the holders of a majority of the outstanding shares of the common stock and preferred stock of the Company, voting as a single class, being 51.8%, approved the foregoing corporate action pursuant to a written consent, the Company’s board of directors believes it is not in the best interest of the Company and stockholders to incur the costs of holding a special meeting of stockholders or of soliciting proxies or consents from additional stockholders in connection with this corporate action. Based on the foregoing, the Company’s board of directors has determined not to call a special meeting of stockholders to approve this corporate action.

This Notice and the accompanying Information Statement are being made available on or about [May [__], 2015] to all of the Company’s stockholders of record at the close of business on May 14, 2015.

In accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the corporate action will be effective no earlier than twenty (20) days after this Information Statement has been made available to the Company’s stockholders.

By Order of the Board of Directors,

_____________________________
Mitchell J. Nelson
Secretary

[May [__], 2015]

INFORMATION STATEMENT
OF
VIGGLE INC.
902 Broadway, 11th Floor
New York, New York

NOTICE OF WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Viggle Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), is making this Information Statement available on or about [May [__], 2015] to all of our stockholders of record as of May 14, 2015 (the “record date”).  As of the record date, 17,271,280 shares of our common stock and 10,000 shares of our preferred stock were issued and outstanding.

Each outstanding share of our common stock and preferred stock is entitled to one vote per share (and vote on matters contained herein as part of a single class). Holders of 51.8% of the outstanding shares of our common stock and preferred stock have approved by written consent in lieu of a special meeting of the Company’s stockholders (the “Written Consent”) the following corporate action:  approval and adoption of an amendment to our 2011 Executive Incentive Plan increasing the number of shares of common stock reserved and available for issuance thereunder from 3,750,000 to 6,250,000 shares.

This Information Statement is being made available pursuant to the requirements of Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of our common stock and preferred stock who were entitled to consent to the matters authorized by the Written Consent. This Information Statement also constitutes notice of the action that have been approved pursuant to the Written Consent for purposes of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Because holders of approximately 51.8% of the outstanding shares of our common stock and preferred stock (voting as a single class) have executed the Written Consent, no vote or consent of any other stockholder is being, or will be, solicited in connection with the authorization of the matters set forth in the Written Consent. Under the DGCL and our Bylaws, the votes represented by the holders signing the Written Consent are sufficient in number to authorize the matter set forth in the Written Consent, without the vote or consent of any of our other stockholders.  The DGCL provides that any action that is required to be taken, or that may be taken, at any annual or special meeting of stockholders of a Delaware corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action.

Based on the foregoing, our board of directors has determined not to call a special meeting of stockholders to approve this action. Our board of directors believes it would not be in the best interests of our stockholders to incur the costs of holding such special meeting or of soliciting proxies or consents from additional stockholders in connection with this action. There are no appraisal rights as a result of the approval of this action.

INFORMATION REGARDING CONSENTING STOCKHOLDERS

Pursuant to our Bylaws and the DGCL, a vote by the holders of at least a majority of our outstanding shares of common stock and preferred stock, voting as a single class, was required to approve the corporate action set forth in the Written Consent.  As of the record date, 17,271,280 shares of our common stock and 10,000 shares of our Series C preferred stock were issued and outstanding, of which 8,640,641 of combined common shares and Series C preferred shares (each of which preferred shares have one (1) vote per preferred share) were required to pass any stockholder resolutions. The consenting stockholders, who consist of Robert F.X. Sillerman, our Executive Chairman and Chief Executive Officer (and his affiliates) and other officers and directors of the Company, were collectively the record and/or beneficial owners of 8,953,250 shares of the outstanding shares of our common stock and preferred stock outstanding on the record date, which represented 51.8% of the issued and outstanding shares of our common stock and preferred stock as of that date. Pursuant to Section 228 of the DGCL, the consenting stockholders voted in favor of the action described herein in a written consent, dated the record date, attached hereto as Annex A. No consideration was paid for any stockholder’s consent.  Mr. Sillerman’s beneficial holdings of our outstanding common stock and preferred stock and those of our other officers and directors included in the totals above are set forth in the table under “Security Ownership of Certain Beneficial Owners and Management” included elsewhere in this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of May 14, 2015 by:

● each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock;
● each of our named executive officers;
● each of our directors; and
● all of our directors and executive officers, named as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to warrants or stock options held by that person that are exercisable as of May 14, 2015 or will become exercisable within 60 days thereafter are deemed to be outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

As of May 14, 2015, there were 17,271,280 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Common Stock
Beneficial Owners of 5% or More
Robert F.X. Sillerman (2)	12,630,954	56.9%
Directors and Named Executive Officers (not otherwise included above):
Kevin Arrix (3)	211,539	*
Greg Consiglio (4)	331,747	1.5%
Peter C. Horan (5)	172,799	*
Michael J. Meyer (6)	120,561	*
John D. Miller (7)	182,289	*
Mitchell J. Nelson (8)	32,442	*
John Small (9)	128,268	*
Birame Sock (10)	92,007	*
All directors and named executive officers as a group (10 people)	13,902,606	62.6%

* Represents less than 1%.

(1) Except as otherwise set forth below, the business address and telephone number of each of the persons listed above is c/o Viggle Inc., 902 Broadway, New York, New York 10010, telephone (212) 231-0092.

(2) Mr. Sillerman beneficially owns 12,630,954  shares, including: (i) directly 162,268  shares of common stock owned by Mr. Sillerman (consisting of (A) 37,268 shares of common stock owned by Mr. Sillerman; and (B)  125,000 shares of common stock issuable upon the exercise of warrants held by Mr. Sillerman which are exercisable at $80.00 per share); and (ii) indirectly 12,468,686 shares of common stock (consisting of (A) 2,500,000 shares of common stock issuable upon the exercise of 10,000 shares of Series C Preferred Stock owned by Sillerman Investment Company III LLC (“SIC III”); (B)  62,500 shares of common stock issuable upon the exercise of warrants held by Sillerman Investment Company II LLC (“SIC II”) that are exercisable at $55.20 per share, (C) 175,563 shares of common stock issuable upon the exercise of warrants held by SIC II which are exercisable at $80.00 per share; (D) 350,000 shares of common stock issuable upon the exercise of warrants held by SIC III that are exercisable at $1.78 per share, (E) 225,000 shares of common stock issuable upon the exercise of warrants held by SIC III that are exercisable at $3.51 per share, (F) 150,000 shares of common stock that are issuable upon the exercise of warrants held by SIC III that are exercisable at $2.98 per share, (G) 775,000 shares of common stock that are issuable upon the exercise of warrants held by SIC III that are exercisable at $3.63 per share and (H) 8,230,623 shares of common stock held by SIC III.

(3) Mr. Arrix beneficially owns: (i) 141,539 shares of common stock, and (ii) 70,000 shares of common stock issuable upon the vesting of restricted stock units that will vest within  60 days of May 14, 2015May 14.

(4) Mr. Consiglio beneficially owns: (i) 306,747 shares of common stockMay 14; and (ii) 25,000 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of May 14, 2015May 14May 14.

(5) Mr. Horan beneficially owns (i) 1,563 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $400.00 per share; (ii) 630 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $100.00 per share; (iii) 388 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $60.00 per share; (iv) 282 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $154.40 per share; (v) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $98.40 per share, (vi) 430 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $48.80 per share, (vii) 404 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $52.00 per share, (viii)  38,799 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $4.46 per share, (ix) 100,000 shares of common stock issuable upon the exercise of options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $2.33 per share, and (x) 29,678 shares of common stock.

(6) Mr. Meyer beneficially owns (i) 410 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $48.80 per share, (ii) 457 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $52.00 per share, (iii)  43,880 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $4.46 per share, (iv) 50,000 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $2.33 per share and (v) 25,814 shares of common stock.

(7) Mr. Miller beneficially owns (i) 35,107 shares of common stock, (ii) 1,563 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $400.00 per share, (iii) 716 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $100.00 per share; (iv) 425 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $60.00 per share; (v) 311 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $154.40 per share; (vi) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $98.40 per share, (vii) 163 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $48.80 per share, (viii) 423 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $52.00 per share, (ix) 42,956 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $4.46 per share, and (x) 100,000 shares issuable upon the exercise of stock options that are exercisable or that will be exercisable within 60 days of May 14, 2015 at $2.33 per share.

(8) Mr. Nelson beneficially owns (i) 24,942 shares of common stock; and (ii)7,500 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of May 14, 2015.

(9) Mr. Small beneficially owns (i) 108,268 shares of common stock, and (ii) 20,000 shares of common stock that will be issuable upon the vesting of restricted stock units that will vest within 60 days of May 14, 2015.

(10) Ms. Sock beneficially owns (i) 371 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $60.00 per share; (ii) 625 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $98.40 per share, (iii) 410 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $48.80 per share, (iv) 385 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $52.00 per share, (v) 36,952 shares of common stock exercisable upon the exercise of stock options that are exercisable or will be exercisable within 60 days of May 14, 2015 at $4.46 per share, (vi) 50,000 shares of common stock issuable upon the exercise of stock options that are exercisable or that are exercisable within 60 days of May 14, 2015, and (vii) 3,264 shares of common stock.

ACTION NO. 1

AMENDMENT OF OUR 2011 EXECUTIVE INCENTIVE PLAN
TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK
RESERVED AND AVAILABLE FOR ISSUANCE
THEREUNDER FROM 3,750,000 TO 6,250,000

Our 2011 Executive Incentive Plan (the “2011 Plan”) was adopted by our board of directors on February 15, 2011 and first approved by our stockholders on February 21, 2011. The 2011 Plan was amended by written consent of the holder of the majority of the Company’s common stock on December 14, 2012 and January 9. 2014.  The number of shares of our common stock available for issuance under the 2011 Plan is now 3,750,000 shares.

The Written Consent signed by the holders of a majority of the Company’s common stock on May 14, 2015 approved an amendment to the 2011 Plan to increase the number of shares of our common stock reserved and available for issuance under the 2011 Plan by 2,500,000 shares from 3,750,000 to 6,250,000 shares. This amendment of the 2011 Plan will be effective twenty (20) days after this Information Statement has been made available to the Company’s stockholders.  The 2011 Plan as amended by the Written Consent is attached as Exhibit B to this Information Statement.

Summary of Amendment

The Written Consent approved an amendment to the 2011 Plan to increase the number of shares of our common stock reserved and available for issuance under the 2011 Plan by 2,500,000 shares. Our board of directors approved the proposed amendment on April 30, 2015.  The amendment is necessary to properly compensate and reward existing employees and attract qualified individuals to work at the Company.

Under the DCGL and our Bylaws, the Written Consent is sufficient to approve the amendment to the 2011 Plan without the vote or consent of any of the other stockholders of the Company.

Summary of Material Provisions of the 2011 Plan

The following is a summary of certain material provisions of the 2011 Executive Incentive Plan, which we refer to therein as the “2011 Plan.”  This summary is qualified in its entirety by reference to the complete text of the 2011 Plan as proposed to be amended, which is attached as Exhibit B to this Information Statement.

The 2011 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Purpose

The purpose of the 2011 Plan is to assist us in recruiting and retaining qualified employees, consultants, advisors and non-employee directors and to allow us to build a satisfying long-term relationship with these individuals through recognition of their contributions to our affiliates and to us.

Shares Available for Awards; Annual Per-Person Limitations

Under the 2011 Plan, 3,750,000 shares of our common stock are currently reserved and available for issuance (not including the 2,500,000 shares which are subject to the amendment approved by the Written Consent) under the 2011 Plan.  If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, then the shares subject to such forfeiture, expiration, termination, cash settlement or non-issuance will again become available for awards under the 2011 Plan.  The maximum number of shares of our common stock that may be issued under the 2011 Plan as a result of the exercise of “incentive stock options,” as defined under Section 422 of the Code (“ISOs”), is 250.

The 2011 Plan imposes individual limitations on the amount of certain awards in part to comply with Section 162(m) of the Code.  Under these limitations, during any fiscal year the number of stock options or stock appreciation rights granted to any one participant may not exceed 1,250,000 shares of our common stock and the number of  restricted stock, deferred stock, performance shares and other stock based awards may not exceed 1,250,000 shares of our common stock, subject to adjustment in certain circumstances.  In addition, the maximum dollar value payable to any one eligible person with respect to performance awards is $5,000,000 with respect to any performance period.

The compensation committee of our board of directors administers the 2011 Plan.  The compensation committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants.  The compensation committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events, upon a change in control, or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive awards under the 2011 Plan are the officers, directors, employees, consultants and other persons who provide services to our company or any of its related entities.  An employee on leave of absence may be considered as still in the employ of our company or a related entity for purposes of eligibility for participation in the 2011 Plan.  In this summary, we refer to an eligible person who receives an award under the 2011 Plan as a “participant” or a “recipient.”

Administration

The compensation committee administers the 2011 Plan. The 2011 Plan must be administered by members of our board of directors who are “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m) of the Code, and “independent” as defined by The NASDAQ Global Market (or any other national securities exchange on which any of our securities may be listed for trading in the future). However, to the extent that our board of directors elects and is permitted to administer the 2011 Plan under its terms, only the “independent” members of our board of directors may exercise any power or authority granted to administer the 2011 Plan. Subject to the terms of the 2011 Plan, the compensation committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements (which need not be identical for each participant), interpret and specify rules and regulations relating to the 2011 Plan and make all other determinations that may be necessary or advisable for the administration of the 2011 Plan. In exercising any discretion granted to the compensation committee under the 2011 Plan or pursuant to any award, the compensation committee shall not be required to follow past practices, act in a manner consistent with the treatment of other eligible persons or participants.

Types of Awards

Stock Options and Stock Appreciation Rights.  The compensation committee is authorized to grant stock options, including nonqualified stock options and ISOs, which can result in potentially favorable tax treatment to a participant, and stock appreciation rights.

Stock appreciation rights may be granted without regard to any option (“Stand-Alone Stock Appreciation Rights”) or in conjunction with all or part of any option granted under the 2011 Plan (“Tandem Stock Appreciation Rights”). Stock appreciation rights entitle the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right, as determined by the compensation committee.

The exercise price per share of an option and the grant price of a stock appreciation right must not be less than 100% of the fair market value of a share of our common stock on the date of grant or, in the case of a Tandem Stock Appreciation Right, less than the associated option exercise price. In the event a participant is deemed to be a 10% owner of our company or one of its subsidiaries, the exercise price of an ISO cannot be less than 110% of the common stock’s fair market value on the date the ISO is granted. For purposes of the 2011 Plan, the term “fair market value” means the fair market value of our common stock, awards or other property as determined by the compensation committee or under procedures established by the compensation committee.  Unless otherwise determined by the compensation committee, the fair market value of a share of our common stock as of any given date is the closing sale price per share as reported on the principal stock exchange or market on which our common stock is traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.  The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service generally are fixed by the compensation committee except that no option or stock appreciation right may have a term exceeding 10 years (or 5 years in the case of an ISO granted to a participant who is deemed to be a 10% owner of our company or one of its subsidiaries). Options may be exercised by payment of the exercise price in cash, shares, outstanding awards or other property, as the compensation committee may determine from time to time. Methods of exercise and settlement and other terms of the stock appreciation rights are determined by the compensation committee. A Tandem Stock Appreciation Right may be granted at the same time as the related option is granted or, for options that are not ISOs, at any time thereafter before exercise or expiration of such option. A Tandem Stock Appreciation Right may only be exercised when the related option would be exercisable and the fair market value of the shares subject to the related option exceeds the option’s exercise price. Any option related to a Tandem Stock Appreciation Right will no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised and any Tandem Stock Appreciation Right will no longer be exercisable to the extent the related option has been exercised.

 Restricted and Deferred Stock.  The compensation committee is authorized to grant restricted stock and deferred stock.  Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which will be subject to any risks of forfeiture and other restrictions as the committee may impose.  A recipient granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the compensation committee.  An award of deferred stock confers upon the recipient the right to receive shares of our common stock at the end of a specified deferral period, subject to any risks of forfeiture and other restrictions as the compensation committee may impose.  Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents.  The compensation committee is authorized to grant dividend equivalents conferring on recipients the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments.  Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards or otherwise as specified by the compensation committee.

Bonus Stock and Awards in Lieu of Cash Obligations.  The compensation committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of obligations of our company to pay cash under the 2011 Plan or other plans or compensatory arrangements, subject to any terms as the compensation committee may specify.

Other Stock-Based Awards.  The compensation committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock.  The compensation committee determines the terms and conditions of those awards.

Performance Awards.  The compensation committee is authorized to grant performance awards to participants on terms and conditions established by the compensation committee.  The performance criteria to be achieved during any performance period and the length of the performance period is determined by the compensation committee upon the grant of the performance award, provided, that a performance period shall not be shorter than twelve (12) months nor longer than five (5) years.   Performance awards may be valued by reference to a designated number of shares of our common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units).  Performance awards may be settled by delivery of cash, shares or other property, or any combination of those things, as determined by the compensation committee.  Performance awards granted to persons whom the compensation committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below), and will, if and to the extent intended by the compensation committee, be subject to provisions that should qualify those awards as “performance-based compensation” not subject to the limitation on tax deductibility by the company under Code Section 162(m).  For purposes of Section 162(m), the term “covered employee” means the company’s chief executive officer and each other person whose compensation is required to be disclosed in the company’s filings with the SEC by reason of the employee being among our four (4) highest compensated officers for the taxable year (other than our chief executive officer).  If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the compensation committee and not our board of directors.

If and to the extent that the compensation committee determines that these provisions of the 2011 Plan are to be applicable to any award, one or more of the following business criteria for our company and its related entities, on a consolidated basis, and/or for any of its related entities, or for business or geographical units of our company and/or any of its related entities (except with respect to the total stockholder return and earnings per share criteria), will be used by the compensation committee in establishing performance goals for awards under the 2011 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the fair market value of a share of our common stock.  Any of the above goals may be determined on an absolute or relative basis (e.g., growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to our company.  Performance goals must be established not later than 90 days after the beginning of the performance period applicable to the performance awards or such other  date as may be required for performance-based compensation treatment under Section 162(m).

After the end of each performance period, the compensation committee will determine and certify whether the performance goals have been achieved. The compensation committee will exclude the impact of an event or occurrence, or otherwise make adjustments to the performance goals, which the compensation committee determines should appropriately be excluded or made to avoid unanticipated results or to otherwise ensure that the results are determined in a manner consistent with the intention of the compensation committee at the time it established the goals, including, without limitation, exclusions or adjustments for (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of our company or not within the reasonable control of our company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles. The compensation committee may, in its discretion, determine that the amount payable as a performance award will be increased (except in the case of a covered employee) or reduced from the amount of any potential award.

Other Terms of Awards.  Awards may be settled in the form of cash, shares of our common stock, other awards or other property, in the discretion of the compensation committee.  The compensation committee may require or permit participants to defer the settlement of all or part of an award in accordance with any terms and conditions that the compensation committee may establish, provided that such deferral will satisfy the requirements of Section 409A of the Code.  The compensation committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our company’s obligations under the 2011 Plan.  The compensation committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations.  Awards granted under the 2011 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the compensation committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Securities Exchange Act.

If any award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code, then the award will be subject to additional restrictions on payment and other requirements if and to the extent required to comply with Section 409A.

Awards under the 2011 Plan are generally granted without a requirement that the recipient pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.  The compensation committee may, however, grant awards in exchange for other awards under the 2011 Plan, awards under other company plans, or other rights to payment from our company, and may grant awards in addition to and in tandem with other awards, rights or other awards.

Acceleration of Vesting; Change in Control

The compensation committee may provide in an award agreement, or otherwise determine, that upon a “change in control” (as defined in the 2011 Plan), (i) options and stock appreciation rights that previously were not vested or exercisable become immediately exercisable, or (ii) that any restrictions, deferral of settlement and forfeiture conditions applicable to restricted stock, deferred stock, or other stock based awards immediately lapse.  In addition, the compensation committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Adjustment, Amendment and Termination

Subject to certain limitations, the compensation committee is authorized to make adjustments and alterations to awards (including, in some cases, in a manner adverse to a participant) in connection with a change in control, stock dividends or distributions, recapitalizations, mergers and other corporate events, as well as in recognition of other unusual or nonrecurring events affecting our company or its related entities and changes in financial reporting, laws, regulations, taxes, business strategy and other matters. Our board of directors may amend, alter, suspend, discontinue or terminate the 2011 Plan or the compensation committee’s authority to grant awards without further stockholder approval (and the compensation committee may alter, amend or terminate any award including, in any case, in a manner adverse to the rights of a participant under an outstanding award), except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of The NASDAQ Global Market or any stock exchange or quotation system on which shares of our common stock are then listed or quoted, including any change in the exercise price of an option if such change would constitute a repricing under such rules. Thus, stockholder approval may not necessarily be required for every amendment to the 2011 Plan which might increase the cost of the 2011 Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.  However, no board or committee action may materially and adversely affect the rights of a participant holding any previously granted or outstanding award without such affected participant’s consent. The 2011 Plan will terminate at the earliest of (i) such time as no shares remain available for issuance under the 2011 Plan, (ii) termination of the 2011 Plan by our board of directors or (iii) the tenth anniversary of the effective date. Awards outstanding upon expiration of the 2011 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Awards Outstanding under the 2011 Plan

As of the record date, we had 1,337,507 stock options outstanding under the 2011 Plan with a weighted average exercise price of $10.33 and a weighted average life of 9.23 years. As of the record date, we had 1,006,277 restricted stock units outstanding under the 2011 Plan with a weighted average grant date fair value of $21.42. There are currently no other types of awards outstanding under the 2011 Plan.  On the record date, the last reported sales price per share of our common stock on The NASDAQ Capital Market was $3.38.

The table below indicates, as of May 14, 2015, the aggregate number of restricted stock units and stock options outstanding under the 2011 Plan to each of our named executive officers and directors and the groups indicated.

Name and Position	Number of Restricted Stock Units Outstanding	Number of Stock Options Outstanding

Robert F.X. Sillerman Executive Chairman and Chief Executive Officer*	130,322	0
Gregory Consiglio President and Chief Operating Officer	149,176	0
Kevin Arrix Chief Revenue Officer	194,384	0
Mitchell J. Nelson Executive Vice President, Secretary, and Director	7,500	0
John Small Chief Financial Officer	144,072	0
Peter C. Horan Director	0	143,122
Michael J. Meyer Director	0	94,747
John D. Miller Director	0	147,184
Birame N. Sock Director	0	88,748
All current executive officers, as a group (5 persons)	625,454	0
All current directors who are not executive officers, as a group (4 persons)	0	473,801
All employees, including all current officers who are not executive officers, as a group	380,823	863,706

Federal Income Tax Consequences

The following discussion of certain relevant federal income tax consequences applicable to awards granted under the 2011 Plan is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant Federal tax consequences. This summary is not intended to be exhaustive and does not address state, local or foreign tax consequences. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Nonqualified Stock Options. On exercise of a nonqualified stock option granted under the 2011 Plan, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price.  If the optionee is an employee of our company or any of its related entities, that income will be subject to the withholding of Federal income tax.  The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our company’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them.  The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash.  If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered.  The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

Our company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options.  The 2011 Plan provides for the grant of stock options that qualify as ISOs, as defined in section 422 of the Code, which we refer to as ISOs.  Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO.  In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “required holding period,” the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which we refer to as a “disqualifying disposition,” the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price.  If, however, the disqualifying disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale.  If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the required holding period for those shares is treated as making a disqualifying disposition of those shares.  This rule prevents “pyramiding” on the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised.  If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share.  If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition is included in the optionee’s alternative minimum taxable income for that year.  In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

Our company is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period.  However, if there is a disqualifying disposition of a share, our company is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or our company timely satisfies its reporting requirements with respect to that amount.

Stock Awards.  Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is not vested when it is received under the 2011 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.  Upon the disposition of any stock received as a stock award under the 2011 Plan, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights.  Our company may grant Stand-Alone Stock Appreciation Rights or Tandem Stock Appreciation Rights, under the 2011 Plan. Generally, the recipient of a Stand-Alone Stock Appreciation Right will not recognize any taxable income at the time the Stand-Alone Stock Appreciation Right is granted.

With respect to Stand-Alone Stock Appreciation Rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem Stock Appreciation Rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone Stock Appreciation Rights. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no Federal income tax deduction allowed to our company upon the grant or termination of Stand-Alone Stock Appreciation Rights or Tandem Stock Appreciation Rights. Upon the exercise of either a Stand-Alone Stock Appreciation Right or a Tandem Stock Appreciation Right, however, our company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents.  Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the award received.  Our company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A of the Code.  The 2011 Plan is also intended to comply with Section 409A of the Code to the extent such section would apply to any award under the 2011 Plan.   Section 409A of the Code governs the taxation of deferred compensation.  Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of deferred stock, and does not comply with section 409A could be subject to immediate taxation on the award (even if the award is not exercisable) and an additional 20% tax on the award.

Section 162 Limitations.  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year, beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it.  Our company intends that future awards granted to employees under the 2011 Plan whom the compensation committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million.  Future changes in Section 162(m) or the regulations thereunder may adversely affect our company’s ability to ensure that awards under the 2011 Plan will qualify as “performance-based compensation” that are fully deductible by our company under Section 162(m).

OTHER MATTERS
 No other matters will be effected pursuant to the Written Consent.

NO APPRAISAL RIGHTS

Our shareholders are not entitled to appraisal rights as a result of the approval of the action described in this Information Statement, and we will not independently provide shareholders with any such right.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company at any time since the beginning of the last fiscal year, nor any individual nominated to be a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon pursuant to the Written Consent (except as disclosed in this Information Statement).

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.20549, as well as in the SEC’s public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company received contrary instructions from one or more of the security holders.  The Company shall deliver promptly, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  A security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement by sending a written request to the Company at 902 Broadway, 11th Floor, New York, NY  10010.  A security holder may utilize the same address and telephone number to request either separate copies or a single copy for a single address for all future information statements, proxy statements and annual reports.

ANNEX A
VIGGLE INC.
a Delaware Corporation

WRITTEN CONSENT OF STOCKHOLDERS
IN LIEU OF A SPECIAL MEETING OF STOCKHOLDERS

MAY 14, 2015

The undersigned, being the record holders of more than a majority of the outstanding shares of common stock and preferred stock (voting as a single class) of Viggle Inc., a Delaware corporation (the “Company “), as of May 14, 2015, hereby takes the following action and adopts the following resolutions by written consent,  as submitted by the board of directors of the Company (the “Board”) to the undersigned, pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) without an meeting of stockholders by reason of having not less than the minimum number of votes that would be necessary to authorize or take such action and adopt such resolutions at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, effective as of the earliest date permitted after a definitive Information Statement on Schedule 14C pursuant to the Securities Exchange Act of 1934, as amended, is made available to the Company’s stockholders:

1.           AMENDMENT OF 2011 EXECUTIVE INCENTIVE PLAN

BE IT RESOLVED, that the that the first sentence of Section 4(a) of the 2011 Executive Incentive Plan, as amended,  is hereby amended to read as follows:

“Subject to adjustment as provided in Section 10 hereof, the total number of Shares reserved and available for delivery under the Plan shall be six million two hundred fifty thousand (6,250,000) Shares.”

2.           GENERAL AUTHORITY

BE IT RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and empowered, jointly and severally, for and in the name and on behalf of the Company, to execute and deliver any and all documents, and to do any and all things which they may deem necessary or advisable, in order to carry out the intent and to accomplish the purposes of the foregoing resolutions, the taking of any such action, the execution of any such documents or instruments and the doing of any such other things conclusively to evidence the due authorization thereof by the undersigned; and it is

                FURTHER RESOLVED, that all actions heretofore taken by any officers, directors, employees and agents of the Company in connection with the intent and purposes contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as the acts and deeds of the Company as if such acts and deeds had been presented to the undersigned for their approval prior to such acts and deeds being taken; and it is

FURTHER RESOLVED, that delivery of an executed signature page of this Written Consent by PDF, facsimile transmission or other electronic transmission, whether or not in counterparts, shall be as effective as delivery of a manually-executed counterpart hereof; and it is

FURTHER RESOLVED, that this Written Consent be filed in the Minute Book of the Company.

[INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

A-1

IN WITNESS WHEREOF , the undersigned, being the record holders of more than a majority of the outstanding shares of common stock of Viggle Inc., have duly executed this Written Consent as of the 14th day of May 2015.

NAME OF STOCKHOLDER	NUMBER OF SHARES OWNED OF RECORD AS AT MAY 14, 2015:
COMMON STOCK:
Sillerman Investment Company III LLC _______________________ Name: Title:	8,230,623
Gregory Consiglio ________________________	306,747
Kevin Arrix ________________________	141,539
John Small ________________________	108,268
Robert F.X. Sillerman ________________________	37,268
John Miller ________________________	35,107
Michael J. Meyer ________________________	25,814
Peter Horan ________________________	29,678
Mitchell J. Nelson ________________________	24,942
Birame Sock ________________________	3,264
SERIES C PREFERRED SHARES:
Sillerman Investment Company III LLC	10,000
Total Shares Voted:	8,953,250
Percentage of Outstanding Shares:	51.8%